Exhibit 99.1

Media Contact:	Investor Relations Contact:
Leslie Moore	Matthew Langdon
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5025	(650) 846-5747
lmoore@tibco.com	mlangdon@tibco.com

TIBCO Software Reports Preliminary Fourth Quarter Results

PALO ALTO, Calif. – December 4, 2012 – TIBCO Software Inc. (NASDAQ: TIBX) today announced preliminary financial results for the fourth quarter and fiscal year ended November 30, 2012. TIBCO will report complete and final results for the fourth quarter and fiscal year on Thursday, December 20, 2012.

For the fourth quarter, TIBCO expects total revenue to be in the range of $292 to $295 million. License revenue is expected to be in the range of $135 to $136 million. Earnings per share, calculated in accordance with U.S. generally accepted accounting principles (GAAP) are expected to be in the range of $0.26 to $0.27, with an assumed tax rate of 22%. Non-GAAP earnings per share are expected to be in the range of $0.37 to $0.38, with an assumed tax rate of 27%.

For the fiscal year, TIBCO expects total revenue to be in the range of $1,020 to $1,023 million. License revenue is expected to be in the range of $409 to $410 million. Earnings per share, calculated in accordance with U.S. generally accepted accounting principles (GAAP) are expected to be in the range of $0.69 to $0.70. Non-GAAP earnings per share are expected to be in the range of $1.10 to $1.11.

Non-GAAP earnings per share exclude amortization of acquired intangible assets, stock-based compensation expense, acquisition related and other expenses, restructuring activities and non-cash interest expense related to convertible debt.

Expected fourth quarter results are preliminary and subject to TIBCO’s management and independent auditors completing their customary quarterly closing review procedures.

“After 17 consecutive quarters of consistent results, I am disappointed that we fell short this quarter. We, however, strongly believe that our business prospects are as robust as ever,” said Vivek Ranadivé, TIBCO’s Chairman and CEO.

“It has been our philosophy to be a ‘no excuses’ management team, and the fact is that we could have done better executing in our core infrastructure business, particularly in the Americas. Having said that, there were additional factors, such as government spending pullbacks and deal delays caused by storm Sandy, which ultimately had a real and tangible impact.

“On the other hand, we continued to see strong growth globally in our Spotfire business, growth in our European infrastructure business, and strengthening demand for our cloud offerings, especially tibbr. We are well on our way to righting the ship in the infrastructure Americas business, having recently announced new leadership that took effect December 1. We will continue to make adjustments as needed. In summary, while we are disappointed in our results this quarter, we remain confident in the demand for our products, our competitive position, and our ability to execute and regain momentum quickly.”

There is no conference call scheduled in association with this announcement. TIBCO will be discussing its final fourth quarter and fiscal 2012 results on a conference call on December 20, 2012 beginning at 4:30 pm ET / 1:30 pm PT. A live webcast of the conference call will be available at www.tibco.com. The call will be available at 877-293-9114 or 706-758-2055, reservation number 77950749. A replay of the call will be available until midnight PT on January 20, 2013, at www.tibco.com or via dial-in at 800-585-8367 or 404-537-3406, passcode 77950749.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a provider of infrastructure software for companies to use on-premise or as part of cloud computing environments. Whether it’s efficient claims or trade processing, cross-selling products based on real-time customer behavior, or averting a crisis before it happens, TIBCO provides companies the two-second advantageTM—the ability to capture the right information, at the right time and act on it preemptively for a competitive advantage. More than 4,000 customers worldwide rely on TIBCO to manage information, decisions, processes and applications in real-time. Learn more at www.tibco.com.

Use of Non-GAAP Financial Information

TIBCO provides non-GAAP net income per share data as supplemental information regarding TIBCO’s business performance. TIBCO believes that this non-GAAP financial measure is useful to investors because it excludes non-operating charges. TIBCO’s management excludes these non-operating charges when it internally evaluates the performance of TIBCO’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation, because these measures provide a consistent method of comparison to historical periods.

TIBCO believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand TIBCO’s financial performance on a trended basis across historical periods. In addition, it allows investors to evaluate TIBCO’s performance using the same methodology and information as that used by TIBCO’s management. Such measures are not in accordance with, or an alternative for, accounting principles generally accepted in the United States and may be different from non-GAAP measures used by other companies.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. The final financial results for the fourth quarter of fiscal year 2012 may differ materially from the preliminary results presented in this release due to factors that include, but are not limited to, risks associated with the final review of the results and preparation of financial statements, including final review of transactions and consultation with our outside auditors. In addition, forward-looking statements such as statements regarding TIBCO’s ability to improve its sales execution and re-establish its momentum are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks include but are not limited to: risks arising from adverse changes and uncertainty in domestic and global economies, TIBCO’s ability to implement new sales leadership in the Americas successfully, and the impact of competition from companies that are larger or have greater resources than TIBCO. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 2, 2012. TIBCO assumes no obligation to update the forward-looking statements included in this release.

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TIBCO, the two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.